Exhibit 10(a)

ASSET PURCHASE AGREEMENT

DATED AS OF

JUNE 20, 2005

BY AND AMONG

TOUCHSENSOR TECHNOLOGIES, LLC,

MATERIAL SCIENCES CORPORATION

AND

MATERIAL SCIENCES CORPORATION,

ELECTRONIC MATERIALS AND DEVICES GROUP, INC.

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EXHIBITS:

Exhibit A	Bill of Sale
Exhibit B	Assumption of Liabilities
Exhibit C	Assignment of Patents
Exhibit D	Assignment of Trademarks
Exhibit E	Copy of Surviving Provisions
Exhibit F	Standards for Use of Licensed Marks

DISCLOSURE SCHEDULES:

Schedule 1.1	Accounts Receivable
Schedule 2.2(a)(i)	EMD Intellectual Property
Schedule 2.2(a)(ii)	MSC Intellectual Property
Schedule 2.2(a)(iii)	Other Assets
Schedule 2.2(a)(iv)	Assumed Contracts
Schedule 2.2(b)(iii)	Excluded Contracts
Schedule 2.3	Inventory and Tooling
Schedule 3.1(d)	Other Contracts
Schedule 4.3	Noncontravention; Consents
Schedule 4.4	Title to Assets
Schedule 4.5(c)	Grant of Rights in Intellectual Property Assets
Schedule 4.5(d)	Assignments of Intellectual Property
Schedule 4.5(e)	Sublicenses of 2002 License Agreement
Schedule 4.7	Litigation
Schedule 4.8	Legal Compliance
Schedule 4.9	Contracts
Schedule 5.3(b)	Noncontravention; Consents

The registrant hereby agrees to furnish supplementary the above Exhibits and Schedules to the Securities and Exchange Commission upon request.

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 20, 2005 by and among TouchSensor Technologies, LLC, a Delaware limited liability company (“Buyer”), Material Sciences Corporation, a Delaware corporation (“MSC”), and Material Sciences Corporation, Electronic Materials and Devices Group, Inc., a Delaware corporation and wholly-owned subsidiary of MSC (“EMD” and together with MSC, “Sellers” and each of MSC and EMD a “Seller”). Buyer, MSC and EMD are sometimes referred to in this Agreement each as a “Party” and together as the “Parties.” Each Seller is jointly and severally liable for the liabilities and obligations of either Seller hereunder.

WHEREAS, EMD (as assignee of MSC) and Buyer are parties to that certain License Agreement dated January 31, 2002, under which Buyer granted certain license rights under certain of Buyer’s patents and technology to MSC (together with all amendments, supplements, and addenda, including that certain Addendum Agreement dated August 12, 2003 between EMD and Buyer and that certain Supplemental Addendum Agreement dated August 12, 2003 between EMD and Buyer, collectively, the “2002 License Agreement”);

WHEREAS, the Parties desire to terminate the 2002 License Agreement and certain other agreements among them, as more fully set forth herein; and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, certain of Sellers’ assets used in connection with their business of the design, development, manufacture, license, sale or distribution of products involving or relating to capacitive technology or field-effect technology relating to the 2002 License Agreement (the “EMD Business”), and the Parties desire for Buyer to assume certain of Sellers’ future performance obligations as specifically set forth in Section 2.4 below, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“2002 License Agreement” has the meaning set forth in the Recitals.

“Accounts Receivable” means any trade or accounts receivable of Sellers for the EMD Business in existence as of the Closing Date and that are set forth in Schedule 1.1, as such schedule may be updated by notice from Sellers to Buyer within three business days after the Closing Date.

“Affiliate” has the meaning set forth in Rule l2b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Bill of Sale, the Assumption of Liabilities, the Assignment of Patents, the Assignment of Trademarks and each certificate and other document to be delivered pursuant to Article VII.

“Asset Records” has the meaning set forth in Section 2.2(a)(v).

“Assets” has the meaning set forth in Section 2.2(a).

“Assignment of Patents” has the meaning set forth in Section 7.1(c).

“Assignment of Trademarks” has the meaning set forth in Section 7.1(d).

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(iv).

“Assumed Obligations” has the meaning set forth in Section 2.4.

“Assumption of Liabilities” has the meaning set forth in Section 7.1(b).

“Basket Amount” has the meaning set forth in Section 8.2(b).

“Bill of Sale” has the meaning set forth in Section 7.1(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Claims” has the meaning set forth in Section 8.2(a).

“Buyer Indemnified Party” has the meaning set forth in Section 8.2(a).

“Cap” has the meaning set forth in Section 8.2(b).

“Claims” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Collection Period” has the meaning set forth in Section 6.4(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 18, 2005 between Buyer and Sellers.

“Contract” means any agreement, contract or other binding obligation (whether written or oral).

“Disclosure Schedules” means all of the disclosure schedules accompanying this Agreement.

“EMD” has the meaning set forth in the Preamble.

“EMD Business” has the meaning set forth in the Recitals.

“EMD Intellectual Property” has the meaning set forth in Section 2.2(a)(i).

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Holland Agreement” has the meaning set forth in Section 3.1(c).

“Holland Payment” has the meaning set forth in Section 3.1(c).

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions; (ii) copyrights, and registrations and applications therefor; (iii) trademarks, trade names and service marks, and registrations and applications therefor; (iv) trade secrets, confidential information and know-how; (v) Software; (vi) web page content (including images, text, designs, and copyrights therein, but excluding associated domain names and trademarks, trade names and service marks that are not otherwise transferred herein) and (vii) all other legally cognizable intellectual property rights.

“Intellectual Property Assets” means all of the EMD Intellectual Property and all of the MSC Intellectual Property.

“Inventory and Tooling” has the meaning set forth in Section 2.3.

“Inventory and Tooling Payment Amount” has the meaning set forth in Section 3.3(a).

“JDA” means the Joint Development Agreement by and between Lear and EMD dated as of August 1, 2003.

“Jointly-owned Assets” has the meaning set forth in Section 2.2(a)(iii).

“Knowledge” means (a) with respect to Buyer, the actual knowledge of Tom Schreiber, David Caldwell and Bob Erazmus, and the knowledge that such individuals should reasonably have after due inquiry of each manager, officer and key employee of Buyer who would reasonably be expected to have information concerning the matter in question, and (b) with respect to Sellers, the actual knowledge of Andrew Blake, John Glazier and James J. Waclawik Sr., and the knowledge that such individuals should reasonably have after reasonable inquiry of each manager, officer and key employee of EMD who would reasonably be expected to have information concerning the matter in question; provided that in each case such due inquiry shall not require any such inquiring person, manager, officer or key employee to conduct or to have conducted any public searches or to make or to have made inquiries of any third parties in connection with such inquiries.

“Lear” means Lear Corporation.

“Lear Agreements” means: (i) the Bilateral Confidential Disclosure Agreement by and between Lear and MSC dated as of October 3, 2002; (ii) the JDA; (iii) the Non-Disclosure Agreement (NDA) Extension by and between Lear and MSC dated as of August 1, 2003; and (iv) the Patent and Technical Information License Agreement by and between Lear and Sellers dated as of March 19, 2004, together with all open issue lists, statements of work, open purchase orders and other related documentation.

“Licensed Marks” means the names and marks “MSC-EMD,” “EMD,” “MSC Electronic Materials and Devices Group, Inc.,” and “Material Sciences Corporation-MSC Electronic Materials and Devices Group, Inc.”

“Lien” means any lien, pledge, security interest, charge, claim, license, ownership interest or other encumbrance.

“Losses” means any losses, damages, penalties and fines as finally determined by a court of competent jurisdiction, by settlement or by compromise in accordance with Section 8.4(b) and costs and expenses (including reasonable and documented attorneys’ and accountants’ fees and disbursements) associated with such losses, damages, penalties and fines, but excluding consequential, punitive, special, exemplary, economic or similar damages (other than consequential, economic or similar damages which a Party is required to pay to a third party).

“MSC” has the meaning set forth in the Preamble.

“MSC Intellectual Property” has the meaning set forth in Section 2.2(a)(ii).

“NDAs” means the non-disclosure agreements identified as such on Schedule 2.2(a)(iv).

“Other Agreements” has the meaning set forth in Section 3.1(d).

“Party” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity.

“Released Party” has the meaning set forth in Section 3.2(a).

“Releasor” has the meaning set forth in Section 3.2(a).

“Restricted Activity” has the meaning set forth in Section 6.8.

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Schedule” means a schedule to this Agreement that is contained in the Disclosure Schedules and incorporated herein pursuant to Section 9.12.

“Seller” has the meaning set forth in the Preamble.

“Sellers” has the meaning set forth in the Preamble.

“Seller Claims” has the meaning set forth in Section 8.3(a).

“Seller Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Software” means computer software including source code, executable code, embedded software and related documentation.

“Surviving Provisions” has the meaning set forth in Section 3.1(a).

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Use Period” has the meaning set forth in Section 6.7.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place simultaneously with the execution of this Agreement at 10:00 a.m. (Chicago time), on the date hereof (the “Closing Date”), at the offices of Jenner & Block LLP, One IBM Plaza, Chicago, IL 60611, unless another date, time or place is agreed to in writing by the Parties. The Closing will be deemed to be effective as of 5:00 p.m. (Chicago time) on the Closing Date, unless another date, time or place is agreed to in writing by the Parties.

Section 2.2 Purchased and Excluded Assets.

(a) Upon and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell, transfer, convey and assign to Buyer, for the consideration specified below in Article III, all of Sellers’ right, title and interest in, to and under all of the following properties, assets and other claims, rights and interests (the “Assets”):

(i) all Intellectual Property owned by EMD, whether individually or jointly with another Person (including a Party), as to which Sellers are only assigning their interest in such jointly-owned Intellectual Property, including the Intellectual Property listed on Schedule 2.2(a)(i), together with all goodwill associated therewith and together with the right to sue and collect for past, present and future infringement, misappropriation or other violations thereof (“EMD Intellectual Property”);

(ii) all Intellectual Property (other than the Licensed Marks) owned by MSC, whether individually or jointly with another Person (including a Party), as to which Sellers are only assigning their interest in such jointly-owned Intellectual Property, that relates to any of (1) capacitive technology, (2) Buyer’s field-effect technology, or (3) any other technology pertaining to sensing the presence of a person or object, including the Intellectual Property listed on Schedule 2.2(a)(ii), in each case, together with all goodwill associated therewith and together with the right to sue and collect for past, present and future infringement, misappropriation or other violations thereof (“MSC Intellectual Property”);

(iii) the assets listed on Schedule 2.2(a)(iii), except for assets that are jointly owned by EMD and Buyer (“Jointly-owned Assets”), as to which Sellers are only transferring their interest in such Jointly-owned Assets;

(iv) to the extent assignable, the Contracts listed on Schedule 2.2(a)(iv) as such schedule may be updated (solely with respect to open purchase orders and open customer orders entered into by EMD in connection with the EMD Business in the ordinary course, under terms and conditions consistent with past practices, between June 16, 2005 and the Closing Date) by notice from Sellers to Buyer within three business days after the Closing Date (all of such Contracts, whether or not assignable, being collectively referred to as the “Assumed Contracts”); and

(v) all records relating specifically to the Assets or Inventory and Tooling, including files, documents, correspondence, lists, specifications, drawings, prints, data, databases, test or other data, quotations, bills of material, advertising and promotional materials, studies, reports, and other documentation (in whatever form or medium) (“Asset Records”).

(b) Notwithstanding the provisions of Section 2.2(a), the Assets do not include any assets not specifically listed in Section 2.2(a), including any of the following assets (collectively, the “Excluded Assets”):

(i) Licensed Marks;

(ii) Sellers’ human resources, financial, billing, invoicing and accounting Software (none of which is listed on Schedules 2.2(a)(i) - 2.2(a)(iii)); and

(iii) the Contracts of EMD listed on Schedule 2.2(b)(iii) (provided that the Parties acknowledge and agree that this list contains only selected Contracts and is not intended to be a comprehensive list of Contracts included in the Excluded Assets, and that neither Party has any obligation to identify any Contracts on such list).

Section 2.3 Inventory and Tooling. Sellers hereby irrevocably consign to Buyer the inventory and tooling set forth on Schedule 2.3, as such schedule may be reconciled as contemplated by Section 2.6 below (“Inventory and Tooling”). Buyer shall have the right to use, sell, lease, transfer or otherwise dispose of any Inventory and Tooling at any time. Sellers hereby sell, transfer, convey and assign to Buyer, for the consideration specified below in Article III, all of Sellers’ right, title and interest in, to and under each item of Inventory and Tooling, effective upon the earlier of (a) the date on which Buyer first uses, sells, leases, transfers or otherwise disposes of such item, or (b) March 1, 2006. Sellers hereby grant to Buyer a security interest in and to the Inventory and Tooling in order to secure Sellers’ obligations hereunder, and Buyer has the right to file UCC financing statements or take other steps necessary to perfect such security interest.

Section 2.4 Assumed Obligations. Upon and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to perform, pay and discharge, as and when due, all obligations for performance arising under the Assumed Contracts after the Closing Date (collectively, the “Assumed Obligations”).

Section 2.5 Retained Liabilities. Notwithstanding anything to the contrary contained herein, except for the Assumed Obligations, Buyer shall not assume or agree to perform, pay or discharge, and Sellers shall remain jointly and severally liable for: (i) all liabilities or obligations relating to or arising out of the Assets or the EMD Business on or before the Closing Date; (ii) all liabilities or obligations relating to or arising out of the Inventory and Tooling prior to the date on which Sellers assign title to Buyer pursuant to Section 2.3; (iii) all liabilities or obligations relating to or arising out of the Excluded Assets on or before, or after, the Closing Date, including those relating to or arising out of the Lear Agreements; (iv) all liabilities or obligations that arise from a breach of the Assumed Contracts by Sellers on or before the Closing Date or from products or services sold or performed by Sellers on or before the Closing Date; and (v) all other liabilities or obligations of Sellers or their Affiliates; in each case, whether in law or in equity, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (collectively, the “Retained Liabilities”).

Section 2.6 Delivery of Assets and Consignment of Inventory and Tooling.

(a) Sellers shall store all of the tangible assets included in the Assets at their facilities in the current location thereof (as set forth on Schedule 2.2(a)(iii)) for up to 10 business days after the Closing Date in a manner consistent with Sellers’ past practice. Buyer shall remove the Assets from such storage space as soon as practicable, but no later than 10 business days after the Closing Date, and Sellers shall provide Buyer with reasonable access to such storage space to allow Buyer to remove such Assets. Sellers shall provide reasonable cooperation and assistance to Buyer with respect to such removal, but shall not be required to incur any out-of-pocket expenses in connection therewith. The Parties shall cooperate and use commercially reasonable efforts to minimize any disruptive effect on Sellers’ normal operations. Sellers shall retain risk of loss or damage for all tangible Assets until they are removed by Buyer, and Sellers shall pay Buyer for all losses or damages to the Assets up to Sellers’ net book value for the applicable Assets.

(b) Except for Inventory and Tooling that is located at vendors’ or bailee’s sites, as indicated on Schedule 2.3, Sellers shall store all of the Inventory and Tooling at Sellers’ facilities in the current location thereof (as set forth on Schedule 2.3) for up to 10 business days after the Closing Date in a manner consistent with Sellers’ past practice. Buyer shall remove the Inventory and Tooling from such storage space as soon as practicable, but no later than 10 business days after the Closing Date, and Sellers shall provide Buyer with reasonable access to such storage space to allow Buyer to remove such Inventory and Tooling. Sellers shall provide reasonable cooperation and assistance to Buyer with respect to such removal, but shall not be required to incur any out-of-pocket expenses in connection therewith. Buyer shall conduct a physical inventory of all Inventory and Tooling that it removes from Sellers’ facilities, and the Parties shall reconcile Schedule 2.3 with such physical inventory, accounting for any Inventory and Tooling that is consumed by Buyer after the Closing Date. The Parties shall cooperate and use commercially reasonable efforts to minimize any disruptive effect of such physical inventory and removal on Sellers’ normal operations. From and after the date on which Buyer takes physical possession of the Inventory and Tooling, Buyer shall assume the risk of loss or damage for all such Inventory and Tooling, and Buyer shall pay Seller for all losses or damages to such Inventory and Tooling occurring on or before March 1, 2006, up to the Inventory and Tooling Payment Amounts for the items of Inventory and Tooling suffering such loss or damage.

(c) With respect to such Inventory and Tooling that is located at vendors’ or bailees’ sites, as soon as practicable, but no later than 10 business days after the Closing Date, Sellers shall provide written notice (in a form reasonably satisfactory to Buyer) to the applicable vendors and bailees that such Inventory and Tooling has been consigned to Buyer and instructing such vendors and bailees to follow Buyer’s instructions with respect thereto (including removal of the Inventory and Tooling from the vendors’ or bailees’ sites), and provide copies of such notices to Buyer. If, within 90 days after the Closing Date, Buyer determines that any such Inventory and Tooling is missing from a vendor’s or bailee’s site, then Buyer shall notify Sellers thereof and the Parties shall modify Schedule 2.3 to remove such Inventory and Tooling, and neither Party will have any liability for such Inventory and Tooling.

(d) As soon as practicable, but no later than 10 business days after the Closing Date, Sellers will deliver to Buyer all tangible or electronic copies or embodiments of the Intellectual Property Assets of which it is aware to be in Sellers’ possession or under Sellers’ control, after reasonable inquiry. As set forth in Section 6.3, if either Seller discovers any such copies or embodiments in its possession or under its control, it shall promptly provide all such copies or embodiments to Buyer. Upon Buyer’s request, Sellers shall make reasonable efforts to locate copies or embodiments described by Buyer in such request that are in its possession or under its control.

(e) As soon as practicable, but no later than 10 business days after the Closing Date, Sellers will deliver to Buyer the Asset Records and complete copies of the Assumed Contracts (to the extent not previously provided).

(f) If Buyer needs to obtain certain items of Intellectual Property Assets, Asset Records or copies of the Assumed Contracts before they are delivered by Seller pursuant to Sections 2.6(d) and (e), then upon Buyer’s request, Sellers will use reasonable efforts to locate and deliver such items to Buyer on an expedited basis in order to meet Buyer’s needs.

ARTICLE III

CONSIDERATION

Section 3.1 Termination of Agreements.

(a) Effective on August 1, 2005, each Party hereby cancels and terminates the 2002 License Agreement; provided however, that the following provisions shall survive such termination only to the extent and in the manner set forth herein (the “Surviving Provisions”):

(i) Article XII shall survive (as amended below in Section 3.1(b) with respect to Buyer’s obligations thereunder); (ii) Section 6.4 shall survive, except that (1) it shall only have the effect it had as of January 31, 2002, which means that the word “aware” in such provision refers to “awareness” as of January 31, 2002 and the word “received” in such provision refers to receipt on or before January 31, 2002, and (2) it shall not apply to patents, patent applications, know-how or other intellectual property owned or licensed by Nartron Corporation or to notices received from Nartron Corporation, or to claims or assertions made by Nartron Corporation; and (iii) Articles I, IX, XI and Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.7, 8.8, 8.9 and 8.17, in each case only to the extent applicable to the provisions set forth in (i) and (ii) above. Exhibit E attached hereto sets forth a copy of items (i) and (ii) of the Surviving Provisions for reference purposes only. The Surviving Provisions shall not be deemed or considered to be obligations under this Agreement and, accordingly, Article VIII shall not apply to the Surviving Provisions. At the time of such termination, all rights granted by Buyer to EMD under the 2002 License Agreement shall revert back to Buyer. Without limiting the generality or applicability of Section 3.2, neither MSC nor EMD shall have any further obligation to pay the remaining license fee of $2,750,000 that would have otherwise been due under the 2002 License Agreement or any other license fees or other amounts payable thereunder.

(b) EMD hereby grants to Buyer a non-exclusive, worldwide, royalty-free, transferable sublicense (with the right to grant further sublicenses) (i) under the Licensed Patents (as defined in the 2002 License Agreement) to make, have made, use, sell, have sold, import and otherwise dispose of any products or services and (ii) to use the Licensed Know-How (as defined in the 2002 License Agreement) for any purpose; provided, however, (y) except as agreed to by Lear, the foregoing sublicense does not apply to “IFEST Products” (as defined in the Lear Agreements), and (z) to the extent the foregoing sublicense purports to grant rights greater than those granted to EMD under the 2002 License Agreement, such sublicense shall be limited to the rights actually granted to EMD thereunder. EMD and Buyer hereby amend the 2002 License Agreement as follows: (1) notwithstanding anything to the contrary in the 2002 License Agreement, as of the Closing Date, EMD shall have no right to grant sublicenses thereunder (including Sublicense (as defined therein)), except for the sublicense granted pursuant to this Section 3.1(b); and (2) only with respect to Buyer’s obligations thereunder, Article XII shall not apply to any “Confidential Information” (as defined therein) that is included in the Assets, and shall not apply to any other “Confidential Information” unless Buyer knew or reasonably should have known that such “Confidential Information” was not included in the Assets. Except for Surviving Provisions, EMD shall not exercise any of its rights under the 2002 License Agreement other than as necessary to fulfill its remaining obligations to Lear under the Lear Agreements, as such obligations exist as of the Closing Date or as requested by Buyer after the Closing Date. Except for obligations set forth in this Section 3.1(b), Sellers have no liabilities or obligations to Buyer with respect to the sublicense granted in this Section 3.1(b).

(c) Each Party hereby cancels and terminates that certain Holland Lab Cost Sharing Agreement by and among Buyer and EMD, dated as of October 1, 2002 (the “Holland Agreement”). At the Closing, Sellers shall pay to Buyer the amount of $36,076 by corporate check, which amount the Parties agree equals the accrued and unpaid amounts owed by EMD under the Holland Agreement (“Holland Payment”).

(d) Each Party hereby cancels and terminates any other Contract between Buyer, on the one hand, and either or both of the Sellers, on the other hand, that is in effect as of the Closing Date, including the Confidentiality Agreement (other than with respect to confidential information of Lear provided to Buyer thereunder) and the agreements listed on Schedule 3.1(d) (“Other Agreements”).

Section 3.2 Releases.

(a) Each Party, on its own behalf and on behalf of its Affiliates and its and their predecessors, successors and assigns (each a “Releasor”), hereby releases and forever discharges, and covenants not to sue, the other Parties, their Affiliates, their respective directors, officers, employees, attorneys, agents, and representatives, and their respective predecessors, successors and assigns (each a “Released Party”), from any and all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever arising on or before the Closing Date, whether in law or in equity, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including those arising under the Holland Agreement, the 2002 License Agreement and the Other Agreements, but excluding those arising under or pursuant to this Agreement, any of the Ancillary Documents or the Surviving Provisions.

(b) On August 1, 2005 or promptly thereafter, the Parties shall execute a written release substantially in the form of Section 3.2(a) with respect to the 2002 License Agreement for the period from the Closing Date through and including July 31, 2005 (but excluding the Surviving Provisions).

Section 3.3 Payment for Inventory and Tooling.

(a) To the extent, if any, Buyer uses, sells, leases, transfers or otherwise disposes of any item of Inventory and Tooling before March 1, 2006, Buyer will pay to MSC in accordance with Section 3.3(b) the amount specified on Schedule 2.3 with respect to such item (the “Inventory and Tooling Payment Amount”); provided however, if Buyer sells, leases, transfers or otherwise disposes of such item, the amount paid by Buyer to MSC shall not exceed the amount actually received by Buyer for such sale, lease transfer or disposal. Buyer shall have no obligation to pay MSC for any Inventory and Tooling used, sold, leased, transferred or otherwise disposed of on or after March 1, 2006. For purposes of Section 2.3 and this Section 3.3, “use” shall not include testing or evaluation by TST of Inventory and Tooling for the purpose of determining whether they meet TST’s requirements at the time of such testing or evaluation.

(b) Within five business days after the end of each calendar month through February 2006, Buyer shall provide notice to MSC of all Tooling and Inventory used, sold, leased, transferred or otherwise disposed of by Buyer during such month and the amount required to be paid by Buyer pursuant to Section 3.3(a) for such Tooling and Inventory. Concurrently with the provision of such notice, Buyer shall pay such amount to MSC in accordance with MSC’s reasonable instructions.

(c) Upon notice to Buyer by March 31, 2006, Sellers, at their sole cost and expense, shall have the right to conduct a single examination of the books and records of Buyer and all then-remaining Inventory and Tooling, in each case, for the purpose of verifying the amounts paid to MSC under this Section 3.3. Such examination shall be conducted at Buyer’s facility during normal business hours by employees of Sellers. If such an examination reveals that Buyer has underpaid Sellers by more than 5%, Buyer shall immediately pay to Sellers the amount equal to such underpayment plus Sellers’ reasonable expenses in conducting such examination (but only up to $5,000).

Section 3.4 Lear Agreements. The Parties shall cooperate to facilitate and coordinate the completion of Sellers’ obligations to Lear. As requested by Sellers, Buyer will provide reasonable access to lab and testing equipment, and other equipment approved by Buyer, necessary to support Seller’s obligations under the Lear Agreements. As requested by Buyer, Sellers shall provide reasonable cooperation and support to Buyer in its efforts to negotiate new contractual arrangements with Lear. None of the Parties shall communicate with Lear in a way that intentionally interferes with or is intentionally inconsistent with the transactions contemplated by this Agreement.

Section 3.5 Allocation of Consideration. Within 120 days after the Closing Date, Buyer shall provide notice to Sellers of Buyer’s proposed determination of the value of the consideration given by Buyer hereunder and Buyer’s proposed allocation of such consideration among the Assets. Within 60 days after its receipt of Buyer’s proposal, Sellers shall notify Buyer of their acceptance or rejection of Buyer’s proposal. If Sellers reject Buyer’s proposal, then the Parties shall negotiate in good faith to reach agreement on such value and allocation. If the Parties agree on such value and allocation (either by Sellers’ acceptance of Buyer’s proposal or subsequent negotiations), such value and allocation shall be binding on the Parties, who shall file all tax returns (including Form 8594 Asset Acquisition Statement) consistent therewith and the Parties hereby agree not to take any positions, for tax or other purposes, inconsistent with such value and allocation. If the Parties do not reach agreement on such value and allocation within 210 days after the Closing Date, each of the Parties shall make its own determination regarding such value and allocation, and may file all tax returns in any manner it so desires.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers represent and warrant as of the date hereof to Buyer as follows:

Section 4.1 Organization. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Authorization of Transaction. Each Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party. This Agreement constitutes, and each of the Ancillary Documents which sets forth obligations of either Seller, when executed and delivered by Sellers, will constitute a valid and legally binding obligation of each Seller (assuming that this Agreement and such Ancillary Documents constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

Section 4.3 Noncontravention; Consents.

(a) Except as set forth on Schedule 4.3, the execution and delivery by Sellers of this Agreement and the Ancillary Documents to which they are party, and the consummation by Sellers of the transactions contemplated by this Agreement and the Ancillary Documents, will not: (i) violate any applicable law; (ii) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of either Seller; (iii) create a breach, default, termination, cancellation or acceleration of any (1) Contract to which either Seller is a party, except where such breach, default, termination, cancellation or acceleration could not reasonably be expected to have a material adverse effect on the Assets or the Inventory and Tooling or the ability of Sellers to consummate the transactions contemplated hereby or (2) any Assumed Contract; or (iv) result in the creation or imposition of any Lien upon the Assets or the Inventory and Tooling.

(b) Except as set forth on Schedule 4.3, no notices, permits, consents, approvals, authorizations, qualifications or orders of third parties are required for the consummation by Sellers of the transactions contemplated by this Agreement or by the Ancillary Documents.

Section 4.4 Title to Assets and Inventory and Tooling. Except as set forth on Schedule 4.4, Sellers have, and will deliver to Buyer at the Closing, good title to all tangible personal property included in the Assets (except for Buyer’s ownership interest in the Jointly-owned Assets), free and clear of all Liens, and the transfer of such title by Sellers to Buyer is rightful, within the meaning of Section 2-312 of the Uniform Commercial Code as in effect on the date hereof. Except as set forth on Schedule 4.4, Sellers have, and will deliver to Buyer on the date specified in Section 2.3, good title to each item of Inventory and Tooling, free and clear of all Liens, and the transfer of such title by Sellers to Buyer is rightful, within the meaning of Section 2-312 of the Uniform Commercial Code as in effect on the date hereof.

Section 4.5 Intellectual Property.

(a) Schedules 2.2(a)(i) and 2.2(a)(ii) together set forth a complete and correct list of all patents and patent applications and registered Intellectual Property and applications for registration of Intellectual Property that are either (i) owned by EMD, or (ii) owned by MSC and relate, directly or indirectly, to capacitive technology or Buyer’s field-effect technology or any other technology pertaining to sensing the presence of a person or object.

(b) Sellers own, and will deliver to Buyer at Closing, all right, title and interest in and to the Intellectual Property Assets, free and clear of all Liens.

(c) Except as set forth on Schedule 4.5(c), neither Seller has granted any other Person any rights in, to or under the Intellectual Property Assets.

(d) Except as set forth on Schedule 4.5(d), during the three month period immediately prior to the Closing Date and, to the Knowledge of Sellers, during the nine month period immediately preceding such three month period: (i) EMD has not assigned to any Person (including Affiliates of either Seller) other than Buyer any right, title or interest in, to or under any Intellectual Property; and (ii) MSC has not assigned to any Person (including Affiliates of either Seller) other than Buyer any, right, title or interest in, to or under any Intellectual Property that, but for such assignment, would have been MSC Intellectual Property.

(e) Except as set forth on Schedule 4.5(e), neither Seller has granted any sublicenses under the 2002 License Agreement that are still in effect.

Section 4.6 No Assignment. Except for MSC’s assignment of the 2002 License Agreement to EMD, neither Seller has assigned or purported to assign any of its rights or obligations in or under any of the 2002 License Agreement, the Holland Agreement or any of the Other Agreements to any other Person (including Affiliates of either Seller).

Section 4.7 Litigation. Except as set forth on Schedule 4.7, there are no legal, administrative, arbitration or other formal proceedings or governmental investigations pending or, to either Seller’s knowledge, threatened against either Seller relating to the Assets, the Inventory and Tooling or the transactions contemplated by this Agreement.

Section 4.8 Legal Compliance. Except as set forth on Schedule 4.8, since January 1, 2002, (a) each Seller, in connection with the use of the Assets or Inventory and Tooling, has complied in all material respects with all applicable laws and (b) no action, proceeding, investigation, complaint, demand or notice has been filed or commenced or, to either Seller’s knowledge, threatened, against either Seller alleging any failure to so comply, in each case, except where failure to so comply could not reasonably be expected to have a material adverse effect on the Assets, the Inventory and Tooling or the ability of Sellers to consummate the transactions contemplated hereby.

Section 4.9 Contracts.

(a) To the Knowledge of Sellers, Schedule 3.1(d) sets forth a complete and correct list of all Contracts (other than agreements contained only in email correspondence) between Buyer, on the one hand, and either or both of the Sellers, on the other hand, that are in effect as of the Closing Date, except for the 2002 License Agreement and the Holland Agreement.

(b) Sellers have provided to Buyer complete and correct copies of the Assumed Contracts.

(c) Except as set forth on Schedule 4.9: (i) neither of the Sellers nor, to the Knowledge of Sellers, any other party thereto is in breach of or default under any Assumed Contract or has repudiated any Assumed Contract; and (ii) neither of the Sellers has received any written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Assumed Contract and, to the Knowledge of Sellers, no other party to an Assumed Contract plans to terminate or cancel such Assumed Contract.

Section 4.10 Surviving Provisions. To the Knowledge of Sellers, there are no claims, demands, or causes of action of any nature whatsoever arising under the Surviving Provisions on or before the Closing Date that either Seller has or can make against Buyer, whether in law or in equity, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

Section 4.11 NDAs. Sellers have delivered to Buyer copies of all NDAs in their possession. To the extent that Sellers (i) were not able to deliver a particular NDA or (ii) were not able to deliver an executed NDA, Sellers represent and warrant that the terms and conditions of such undelivered or unexecuted NDA are substantially similar to the terms and conditions of the executed NDAs that were delivered to Buyer.

Section 4.12 No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLERS MAKE NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS, THE INVENTORY AND TOOLING OR THE EMD BUSINESS, INCLUDING ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EACH OF WHICH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, ALL OF THE ASSETS AND INVENTORY AND TOOLING ARE BEING SOLD OR CONSIGNED HEREUNDER “AS-IS, WHERE-IS” WITH ALL FAULTS AND DEFECTS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

Section 5.2 Authorization of Transaction. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Documents executed and delivered by Buyer constitutes, a valid and legally binding obligation of Buyer (assuming that this Agreement and such Ancillary Documents will constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

Section 5.3 Noncontravention; Consents.

(a) The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation by Buyer of the transactions contemplated by this Agreement or the Ancillary Documents, do not: (i) violate any applicable law; (ii) conflict with or result in a breach of any provision of the certificate of formation or operating agreement of Buyer; or (iii) create a breach, default, termination, cancellation or acceleration of any Contract to which Buyer is a party, except where such breach, default, termination, cancellation or acceleration could not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(b) Other than as set forth on Schedule 5.3(b), no notices, licenses, permits, consents, approvals, authorizations, qualifications or orders of third parties are required for the consummation by Buyer of the transactions contemplated hereby or by the Ancillary Documents.

Section 5.4 No Assignment. Buyer has not assigned or purported to assign or subcontracted or purported to subcontract any of its rights or obligations in or under either the 2002 License Agreement or the Holland Agreement to any other Person (including Affiliates).

Section 5.5 Contracts. To the Knowledge of Buyer, Schedule 3.1(d) sets forth a complete and correct list of all Contracts (other than agreements contained only in email correspondence) between Buyer, on the one hand, and either or both of the Sellers, on the other hand, that are in effect as of the Closing Date, except for the 2002 License Agreement and the Holland Agreement.

Section 5.6 Surviving Provisions. To the Knowledge of Buyer, there are no claims, demands, or causes of action of any nature whatsoever arising under the Surviving Provisions on or before the Closing Date that Buyer has or can make against Sellers, whether in law or in equity, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

Section 5.7 No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, BUYER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

ARTICLE VI

COVENANTS

Buyer and Sellers agree to the following with respect to the period following the Closing:

Section 6.1 General. In case at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as another Party reasonably may request. The requesting Party shall reimburse the other Parties for their reasonable out-of-pocket expenses for taking such further actions.

Section 6.2 Post-Closing Consents; Non-Assignable Contracts.

(a) Except with respect to the NDAs, each of the Sellers and Buyer will use commercially reasonable efforts after the Closing Date to obtain all consents, approvals or authorizations of any third parties that are required in connection with the transactions contemplated by this Agreement (including with respect to the assignment of Assumed Contracts), provided that neither Sellers nor Buyer will be required to incur any out-of-pocket expenses or liabilities in connection with such activities.

(b) Notwithstanding anything to the contrary, to the extent that the assignment of an Assumed Contract by Sellers to Buyer pursuant to this Agreement would constitute a breach of the Assumed Contract or is otherwise prohibited by the terms and conditions thereof, nothing in this Agreement will constitute a transfer or an attempted transfer thereof, unless and until the necessary consent or approval is obtained; provided however, the foregoing shall not cause any NDA to cease being an Assumed Contract.

(c) In the event that any Assumed Contract is not assigned as a result of Section 6.2(b), until such Assumed Contract is assigned, Sellers will (i) pay to Buyer all payments received in respect of such Assumed Contract, except to the extent such payments are payments for Accounts Receivable, (ii) use commercially reasonable efforts to provide to Buyer the benefits of the applicable Assumed Contract, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, and (iv) enforce at the request and expense of Buyer, for the account of Buyer, any rights of the Seller arising from any such Assumed Contract.

Section 6.3 Proprietary Information. Sellers shall use commercially reasonable efforts not to retain any copies or embodiments of the Intellectual Property Assets and, to the extent either Seller discovers such copies or embodiments in its possession or under its control, it shall promptly provide all such copies or embodiments to Buyer. Except as otherwise required by law or by a court of competent jurisdiction, each Seller agrees that from and after the Closing Date it shall hold in confidence and not use, and shall use commercially reasonable efforts to have all officers, directors and personnel who continue after the Closing Date to be employed by it or its subsidiaries to hold in confidence and not use, all knowledge and information of a secret or confidential nature with respect or relating to the Assets, including the Intellectual Property Assets, or the Inventory and Tooling and not to disclose, publish or make use of the same without the prior written consent of Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Sellers.

Section 6.4 Accounts Receivable Collection Procedures.

(a) Because the Buyer may develop relationships with customers of the EMD Business, Buyer will assist Sellers in collecting the Accounts Receivable as set forth in this Section 6.4. As requested by Sellers, Buyer shall use the normal, historical accounts receivable collection practices used by Buyer, or, at Buyer’s option, by Sellers, with Sellers’ full cooperation during the period commencing on the Closing Date and ending at the close of business on February 28, 2006 (the “Collection Period”) in order to collect the Accounts Receivable for the benefit of Sellers; provided however, that Buyer shall not be required to commence litigation against any Accounts Receivable debtor, turn any Account Receivable over to a collection agent or incur any out-of-pocket expenses in connection with the collection activities, other than nominal expenses, or take any other action that Buyer determines in its reasonable judgment to be detrimental to its current or potential customer relationships; and provided further, that Sellers shall not be prohibited from commencing litigation against any Accounts Receivable debtor or turning any Account Receivable over to a collection agent.

(b) During the Collection Period, each of Buyer and Sellers shall report on a monthly basis, within ten days after the end of each month, to each other, the aggregate amount of all

Accounts Receivable collected during such period, which report shall identify all Accounts Receivable of Sellers collected. To the extent Buyer receives any moneys in payment of the Accounts Receivable, whether during or after the Collection Period, Buyer shall remit all such payments received to Sellers within five business days after such receipt. Upon the expiration of the Collection Period, Buyer may cease all collection activities, and upon ceasing collection activities, Buyer shall turn over the billing records for any unpaid Sellers’ Account Receivable to whomever Sellers shall direct.

(c) In the event that Sellers receive any payment in respect of Buyer’s accounts receivable, Sellers shall remit such payment to Buyer within five business days after such receipt.

(d) If, during the Collection Period, Buyer or Sellers receive payment from any customer of the EMD Business where such customer has not specified whether such payment is intended for Buyer or Sellers (e.g., by reference to an invoice number), Buyer and Sellers shall jointly contact such customer to determine the intended recipient.

Section 6.5 Litigation Support. In the event and for so long as either Party is actively contesting or defending against any third- party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Assets or the Inventory and Tooling, the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense at the sole cost and expense of the contesting or defending Party (unless such contesting or defending Party is entitled to indemnification therefor under Article VIII in which case, the costs and expense will be borne by the Parties as set forth in Article VIII).

Section 6.6 Records and Documents. Without limiting the effect of Section 6.3, Sellers will preserve and keep all of their respective books and records relating to the EMD Business, the Assets and the Inventory and Tooling (which, for the avoidance of doubt, excludes the Asset Records), and the Buyer will keep the Asset Records, for a period of at least three years following the Closing Date. After such three-year period, each Party will provide at least 10 days prior written notice to the other Parties of its intent to dispose of any such books and records, and such other Parties will be given the opportunity, at their cost and expense, to remove and retain all or any part of such books and records as they may select, except that Sellers shall have no right to remove or retain any part of such books or records to the extent they comprise Intellectual Property Assets. During such three-year period, duly authorized representatives of a Party will, upon reasonable notice, have reasonable access during normal business hours to examine, inspect and copy such books and records held by the other Parties.

Section 6.7 Intellectual Property; Use of Licensed Marks. Each Seller hereby grants to Buyer an irrevocable (only during the Use Period, except as set forth below), non-exclusive, royalty-free, worldwide license to use the Licensed Marks in connection with Buyer’s business related to the Assets and the Inventory and Tooling during the 24 month period following the Closing Date (“Use Period”). Buyer shall use the Licensed Marks in a manner consistent with (i) the manner in which Sellers used the Licensed Marks in connection with the business of either Seller in connection with the Assets or the Inventory and Tooling prior to the Closing and (ii) Sellers’

applicable standards of use with respect to the Licensed Marks as set forth on Exhibit F hereto. Each Seller will not unreasonably refuse to grant any request for a waiver made by Buyer with respect to such standards of use. Upon receipt of written consent from MSC, which will not be unreasonably withheld or delayed, Buyer shall have the right to grant sublicenses under the foregoing license to its suppliers, distributors and other third parties for the purpose of facilitating such business. All use of the Licensed Marks by Buyer under the foregoing license shall inure to the benefit of Sellers. If Buyer does not cure its material breach of any of its obligations under this Section 6.7 within 30 days after receiving written notice thereof from Sellers, in addition to any other rights or remedies Sellers may have, the license granted pursuant to this Section 6.7 shall automatically and immediately terminate; provided, however, that upon a subsequent material breach resulting from the same or substantially the same behavior that caused a material breach of which Buyer has previously received notice, Sellers shall have the right to terminate the license granted pursuant to this Section 6.7 upon written notice to Buyer.

Section 6.8 Non-Competition. Each Seller agrees that, for a period commencing on the Closing Date and terminating five years after the Closing Date, neither it nor any of its subsidiaries will engage, directly or indirectly, in any activities anywhere in the world in the design, development, manufacture, license, sale or distribution of any products involving or relating to capacitive technology or Buyer’s field-effect technology or any other technology pertaining to sensing the presence of a person or object (“Restricted Activity”). Notwithstanding the foregoing, the acquisition by a Seller of a business or other entity engaged in a Restricted Activity (whether by asset acquisition, equity acquisition, merger, consolidation or otherwise) shall not be a violation of the provisions of this Agreement so long as such the aggregate revenue of such business or entity for Restricted Activities does not exceed 10% of the total revenues of such business or entity, as determined in accordance with generally accepted accounting principles consistently applied.

Section 6.9 Employees.

(a) Sellers may terminate the employment of some or all of its employees who performed work related to the EMD Business. Although Buyer may subsequently hire some or all of such employees, Buyer has no obligation to do so and Buyer is not assuming any of Sellers’ obligations with respect to any of Sellers’ employees. Sellers will not take any action to prevent (including by enforcing restrictive covenants) any of their current or former employees (as of the Closing Date) who performed work related to the EMD Business from being employed by Buyer or from performing services for Buyer as consultants or independent contractors; provided, however, Buyer will not hire the MSC employees having the title of Project Leader- Engineering or Electrical Engineer who are required by Sellers to perform their remaining obligations under the Lear Agreements, or encourage either of them to leave EMD’s employment before August 1, 2005 (but the foregoing does not prohibit Buyer from negotiating with such individuals for employment after August 1, 2005). Unless Sellers otherwise agree in writing, Sellers will not have any liability for consulting services provided by Sellers’ employees or consultants in connection herewith.

(b) At Buyer’s reasonable request and expense, Sellers shall enforce for the benefit of Buyer any rights Seller may have with respect to Sellers’ current or former employees (as of the Closing Date) that are related to the Assets, the Inventory and Tooling or the EMD Business, including confidentiality obligations, restrictive covenants and obligations to assign Intellectual Property.

Section 6.10 Sellers’ Product Warranties. For products sold by Sellers prior to the Closing Date in connection with the EMD Business, Buyer will perform, at Sellers’ expense, reasonable repair or replacement services for Sellers, consistent with customer needs, for the purpose of enabling Sellers to fulfill their warranty obligations with respect thereto. Buyer’s cost of any such replacement will be reimbursed by Sellers, and Buyer will perform such repair services at reasonable rates to be agreed upon by the Parties from time to time. Notwithstanding the foregoing, Sellers shall have no obligation to pay or reimburse Buyer for repair or replacement services for any product sold by Buyer to Sellers before the Closing Date to the extent that Buyer would be obligated, but for Section 3.1(d) or Section 3.2, to provide such repair or replacement services pursuant to a written warranty made by Buyer with respect to such product (or component thereof), it being acknowledged that Buyer’s obligation under any such warranty will be determined in accordance with the terms and conditions of such warranty. Buyer will have no obligation to perform warranty services under this Section 6.10 after the third anniversary of the Closing Date. Notwithstanding anything to the contrary in Article VIII, Buyer’s aggregate liability to Sellers for any Losses that result from, or that exist or arise due to, any such services performed by Buyer shall be limited to the amounts actually received by Buyer for the specific services resulting in, creating the existence of or giving rise to such Losses. For the purposes of determining which products are sold by Sellers prior to the Closing, from and after the Closing, Buyer shall indelibly mark all products sold by Buyer with a date of shipment.

Section 6.11 Third-Party Warranties. To the extent legally permissible, Sellers will pass-through to Buyer the benefit of any third-party warranties that are applicable to the Assets or the Inventory and Tooling. To the extent that Buyer receive proceeds from the benefit of such third-party warranties, such proceeds shall offset any liability of Sellers otherwise owed to Buyer arising out of the circumstances giving rise to such third-party warranty claim.

Section 6.12 Nartron Patents. Buyer covenants (1) that it has acquired a license under Nartron’s U.S. Patents No. 4,731,548, No. 4,758,735, No. 4,831,279, No. 5,087,825 and No. 5,796,183, and that, therefore, Buyer, Sellers and all of the customers of Buyer or Sellers are also licensed under these patents with respect to any product acquired originally from Buyer; and (2) that no customer of Buyer, including Sellers, can be liable to Nartron for infringement of the foregoing Nartron patents based on a claim that a product infringes one or more of the foregoing Nartron patents if the claim depends on the product incorporating an Integrated Circuit (IC) originally acquired from Buyer for use with a touch sensor.

ARTICLE VII

CLOSING DELIVERIES

Section 7.1 Closing Deliveries of Sellers. At the Closing, Sellers will deliver to Buyer:

(a) a duly executed counterpart of the bill of sale, assignment and assumption agreement in substantially the form attached hereto as Exhibit A (“Bill of Sale”);

(b) a duly executed counterpart of the assumption of obligations in substantially the form attached hereto as Exhibit B (“Assumption of Liabilities”);

(c) a duly executed counterpart of the assignment of patents in substantially the form attached hereto as Exhibit C (“Assignment of Patents”);

(d) a duly executed counterpart of the assignment of trademarks in substantially the form attached hereto as Exhibit D (“Assignment of Trademarks”);

(e) a copy of the duly executed notice of termination to Lear dated on or before May 31, 2005;

(f) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of each Seller in the State of Delaware;

(g) certificates of the Secretary of each Seller, reasonably satisfactory to the Buyer in form and substance, attesting to the Sellers’ organizational and charter documents, the incumbency and signatures of the Sellers’ officers and the authenticity and sufficiency of the resolutions authorizing the execution, delivery, and performance by the Sellers of this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents;

(h) the Holland Payment; and

(i) such other instruments or documents as Buyer and its counsel may reasonably request to vest in Buyer all of Sellers’ right, title and interest in and to the Assets or to effect the consummation of the transactions contemplated by this Agreement.

Section 7.2 Closing Deliveries of Buyer. At the Closing, Buyer will deliver to Sellers:

(a) a duly executed counterpart of the Bill of Sale;

(b) a duly executed counterpart of the Assumption of Liabilities;

(c) a duly executed counterpart of the Assignment of Patents;

(d) a duly executed counterpart of the Assignment of Trademarks;

(e) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Buyer in the State of Delaware;

(f) certificates of the Secretary of the Buyer, reasonably satisfactory to the Sellers in form and substance, attesting to the Buyer’s organizational and charter documents, the incumbency and signatures of the Buyer’s officers and the authenticity and sufficiency of the resolutions authorizing the execution, delivery, and performance by the Buyer of this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents; and

(g) such other instruments or documents as Sellers and their counsel may reasonably request to effect the assumption by Buyer of the Assumed Obligations and the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

REMEDIES

Section 8.1 Survival. The representations and warranties of the Parties contained in this Agreement and in the Ancillary Documents will survive until the second anniversary of the Closing Date. The covenants or agreements of the Parties contained in this Agreement and the Ancillary Documents will survive the Closing indefinitely, except that those covenants and agreements which by their terms are to be performed or observed for shorter periods will survive until the expiration of such shorter period. Notwithstanding anything to the contrary, no claim may be made with respect to any representations or warranties under this Agreement or any Ancillary Document after the expiration of the applicable survival period set forth in this Section 8.1.

Section 8.2 Indemnification by Sellers.

(a) Subject to the terms and conditions of this Article VIII, Sellers jointly and severally agree to reimburse, indemnify and hold harmless Buyer, its directors, officers, employees, agents, representatives and its present and future Affiliates (each, a “Buyer Indemnified Party”) from, against and in respect of any and all Losses incurred by a Buyer Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively, “Buyer Claims”):

(i) prior to their expiration in accordance with Section 8.1, any inaccuracy of any representation or the breach of any warranty made by Sellers in this Agreement;

(ii) the nonfulfillment of any covenant or agreement of either of the Sellers pursuant to this Agreement (other than the retention of the Retained Liabilities by Sellers as set forth in Section 8.2(a)(iii) below);

(iii) any of the Retained Liabilities; and

(iv) the acts or omissions of Sellers’ employees or consultants while at Buyer’s facilities on or before March 31, 2006, except to the extent such Claim results from, exists or arises due to the negligence or intentional misconduct of Buyer or its employees or consultants.

(b) Notwithstanding Section 8.2(a), the obligations of Sellers pursuant to Section 8.2(a)(i) will: (i) not apply to any Buyer Claim unless the Loss incurred by the Buyer Indemnified Parties related to such Buyer Claim exceeds $10,000, (ii) not apply to any Buyer Claims until, and then only to the extent that, the aggregate amount of all Losses incurred by all Buyer Indemnified Parties exceeds $50,000 (the “Basket Amount”), and (iii) not apply to any Buyer Claims to the extent that the aggregate amount of such Buyer Claims exceeds $500,000 (the “Cap”).

Section 8.3 Indemnification by Buyer.

(a) Subject to the terms and conditions of this Article VIII, Buyer agrees to reimburse, indemnify and hold harmless Sellers, their directors, officers, employees, agents, representatives and their present and future Affiliates (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses incurred by a Seller Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively “Seller Claims,” and together with Buyer Claims, the “Claims”):

(i) prior to their expiration in accordance with Section 8.1, any inaccuracy of any representation or the breach of any warranty made by Buyer in this Agreement;

(ii) the nonfulfillment of any covenant or agreement of Buyer pursuant to this Agreement;

(iii) any of the Assumed Obligations, including any post-Closing breach thereof by Buyer;

(iv) all liabilities or obligations relating to or arising out of the Assets or Buyer’s business with respect to the Assets after the Closing Date (other than Retained Liabilities);

(v) all liabilities or obligations that arise from products or services sold or performed by Buyer after the Closing Date (other than to Sellers or their Affiliates, except for liabilities or obligations arising as a result of design or manufacturing defects that existed in the Inventory and Tooling as of the Closing Date); and

(vi) the acts or omissions of Buyer’s employees or consultants while at Sellers’ facilities on or before March 31, 2006, except to the extent such Claim results from, exists or arises due to the negligence or intentional misconduct of Sellers or its employees or consultants.

(b) Notwithstanding Section 8.3(a), the obligations of Buyer pursuant to Section 8.3(a)(i) will: (i) not apply to any Seller Claim unless the Loss incurred by the Seller Indemnified Parties related to such Seller Claim exceeds $10,000, (ii) not apply to any Seller Claims until, and then only to the extent that, the aggregate amount of all Losses incurred by all Seller Indemnified Parties exceeds the Basket Amount, and (iii) not apply to any Seller Claims to the extent that the aggregate amount of such Seller Claims exceeds the Cap.

Section 8.4 Procedures for Indemnification.

(a) No party hereto will be liable for any Claim for indemnification under this Article VIII unless written notice of a Claim for indemnification is delivered by the party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”) prior to the expiration of the applicable survival period, if any, set forth in Section 8.1. If any third party notifies the Indemnified Party with respect to any matter which may give rise to a Claim for indemnification (a “Third Party Claim”) against the Indemnifying Party under this Article VIII, then the Indemnified Party will notify the Indemnifying Party promptly thereof in writing and in any event within 15 days after receiving notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is prejudiced thereby. All notices given pursuant to this Section 8.4 will describe with reasonable specificity the Third Party Claim and the basis of the Indemnified Party’s Claim for indemnification. Once the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party will be entitled to participate therein and, to the extent desired, to assume the defense thereof with counsel of its choice. However, the Indemnified Party may continue to participate in (but not control) such defense at its own cost and expense, which costs and expenses shall not be subject to the indemnification provisions in this Article VIII unless the Indemnifying Party does not actually assume the defense thereof following notice of such election. If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnified Party will have the right to undertake the defense of such Third Party Claim, by counsel or other representatives of its own choosing (subject to the limitations on the Indemnifying Party’s obligations to indemnify otherwise set forth in this Article VIII and in the definition of Losses in Section 1.1, and to the right of the Indemnifying Party to assume the defense of or opposition to such Third Party Claim at any time prior to settlement, compromise or final determination thereof).

(b) Neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement or compromise of any Third Party Claim that might give rise to liability of another Party, in each case without such Party’s consent, which will not be unreasonably withheld or delayed; provided, however, the Indemnifying Party may settle or compromise a Third Party Claim, without the consent of the Indemnified Party, if (i) such settlement or compromise is made only for monetary consideration, and (ii) all required payments are paid entirely by the Indemnifying Party. If the Indemnifying Party elects to settle any such Third Party Claim, and the Indemnified Party refuses to consent to such compromise or settlement, then the liability of the Indemnifying Party to the Indemnified Party will be limited to the amount offered by the Indemnifying Party in compromise or settlement

Section 8.5 Mitigation and Limitations. Each Party agrees to use commercially reasonable efforts to mitigate any Loss which forms the basis of a Claim hereunder. All Losses recoverable by an Indemnified Party shall be net of insurance proceeds actually recovered by or on behalf of such Indemnified Party; provided however, nothing herein shall require any Party to insure against, make insurance claims for or other otherwise obtain insurance proceeds for any such Losses.. All Losses recoverable by an Indemnified Party shall be net of the amount of any tax reduction realized by the Indemnified Party as a result of tax benefits resulting directly from the matter giving rise to such Losses; provided however, nothing herein shall require any Party to seek or obtain any such tax reductions. If an Indemnifying Party makes a payment in respect of Losses of an Indemnified Party, and if at any time subsequent to such payment the amount of such Losses is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other person or entity (excluding any taxing authority), the amount of such reduction, less any costs, expenses, premiums, or taxes incurred in connection therewith will promptly be repaid by the Indemnified Party to the Indemnifying Party; provided however, nothing herein shall require any Party to seek or obtain any such reductions.

Section 8.6 Exclusive Remedy. The Parties agree that, from and after the Closing Date, except as expressly set forth in this Agreement, with respect to any breach or violation (other than any willful, intentional or fraudulent breach or violation) of any representation or warranty or any covenant, obligation or other term set forth in this Agreement, the only relief available to the party indemnified for such breach in respect of such breach shall be as set forth in this Article VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Any notice, request, instruction or other document to be given hereunder will be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; at the time received if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine if sent by facsimile.

If to Sellers:	Material Sciences Corporation 2200 East Pratt Boulevard Elk Grove Village IL 60007-5995 Attention: Chief Financial Officer Facsimile No.: 847-439-0737

With a copy (which will not constitute notice) to:	Neal Gerber & Eisenberg, LLP Two North LaSalle Street, Suite 2200 Chicago, IL 60602 Attention: Ross D. Emmerman Facsimile No.: 312-269-1747

If to Buyer:	TouchSensor Technologies, LLC 203 North Gables Boulevard Wheaton, Illinois 60187 Attention: President Facsimile No.: 630-221-0737

With a copy (which will not constitute notice) to:	Schott North America, Inc. 555 Taxter Road, 4th Floor Elmsford, New York 10523 Attn: VP, General Counsel & Secretary Facsimile No.: 914-831-2380

And with a copy (which will not constitute notice) to:	Jenner & Block LLP One IBM Plaza Chicago, IL 60611-7603 Attention: Stanley A. Schlitter Facsimile No.: 312-840-7712

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

Section 9.2 Expenses; No Offset. Except as expressly provided in this Agreement, each of Buyer and Sellers, and their respective Affiliates, will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement, whether or not such transactions are consummated. Neither Party may make any offset against amounts due to the other Parties pursuant to this Agreement, the Ancillary Documents or otherwise.

Section 9.3 Press Releases and Announcements. Except as required under applicable law (including without limitation federal securities laws, rules and regulations), none of the Parties or any of their Affiliates shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

Section 9.4 Bulk Sales or Transfer Laws. Buyer waives compliance by Sellers with the provisions of any bulk sales laws that may be applicable to the transactions contemplated by this Agreement.

Section 9.5 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.6 Amendment; Waiver. This Agreement may be amended by a written instrument executed and delivered by Sellers and Buyer. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced.

Section 9.7 Severability; Specific Performance. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Each Party acknowledges and agrees that the other Parties may be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached. Accordingly, each Party agrees that the other Parties may be entitled, subject to a determination by a court of competent jurisdiction, to injunctive relief to prevent any such failure of performance or breach and to enforce specifically this Agreement and any of the terms and provisions hereof.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement. This Agreement may be executed by facsimile with originals delivered promptly thereafter.

Section 9.9 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

Section 9.10 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person or entity other than the Parties hereto, their respective successors and permitted assigns and Buyer Indemnified Parties and Seller Indemnified Parties under Article VIII.

Section 9.11 Entire Agreement. This Agreement and the Ancillary Documents collectively constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

Section 9.12 Exhibits and Schedules. The Exhibits and Disclosure Schedules attached to this Agreement are made a part of this Agreement as if set forth fully herein.

Section 9.13 Construction. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections” and “Exhibits” will refer to Articles, Sections and Exhibits to this Agreement. As used in this Agreement, the terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Consequently, this Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

Section 9.14 Good Faith. Each of the Parties agrees that each shall act reasonably and in good faith in (i) exercising any right, power or authority granted under this Agreement, (ii) interpreting and discharging its obligations pursuant to this Agreement, and (iii) interpreting and enforcing its obligations under this Agreement. In the event the consent or approval of a Party is expressly called for by a provision of this Agreement, then such consent or approval shall not be unreasonably withheld or delayed, except in exercising the rights of such Party.

Section 9.15 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS TO BE APPLIED.

Section 9.16 Forum Selection and Consent to Jurisdiction. EACH OF THE PARTIES HERETO AGREES THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT BETWEEN OR AMONG SUCH PARTIES, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE FEDERAL AND STATE COURTS LOCATED IN COOK COUNTY, ILLINOIS. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.17 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement on the date first written above.

Sellers:		Buyer:

MATERIAL SCIENCES CORPORATION		TOUCHSENSOR TECHNOLOGIES, LLC

By:	/s/ Jeffrey J. Siemers	By:	/s/ Douglas D. Roberts
Name:	Jeffrey J. Siemers	Name:	Douglas D. Roberts
Title:	Vice President, Chief Financial Officer and Secretary	Title:	Chairman of the Operating Board

MATERIAL SCIENCES CORPORATION, ELECTRONIC MATERIALS AND DEVICES GROUP, INC.

By:	/s/ Andrew G. Blake
Name:	Andrew G. Blake
Title:	President

Signature Page to Asset Purchase Agreement